                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8

                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                                    CNB, INC.
             (Exact name of Registrant as specified in its Charter)

            Florida                                      59-2958616
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification No.)

                             201 North Marion Street
                            Lake City, Florida 32055
                    (Address of Principal Executive Offices)

                                    CNB, INC.
                      1998 PERFORMANCE-BASED INCENTIVE PLAN
                            (Full title of the plan)

                                  K.C. Trowell
                      Chairman and Chief Executive Officer
                                    CNB, Inc.
                             201 North Marion Street
                            Lake City, Florida 32055
                                 (904) 755-3240
             (Name, address, telephone number of agent for service)

                                   COPIES TO:

                            Halcyon E. Skinner, Esq.
                      McGuire, Woods, Battle & Boothe, LLP
                        50 North Laura Street, 34th Floor
                           Jacksonville, Florida 32202

                         CALCULATION OF REGISTRATION FEE



Title of         Amount to                  Proposed                   Proposed                   Amount of
Securities To    Be Registered (1)          Maximum                    Maximum                    Registration
be Registered                               Offering                   Aggregate                  Fee (5)
                                            Price                      Offering
                                            Per Share                  Price


Common Stock     14,000 (2)                 $7.00                      $98,000.00                 $27.24
$0.01 par value
per share

Common Stock     526,000 (3)                $6.29 (4)                  $3,308,540.00             $919.77
$0.01 par value
per share



(1) The aggregate number of shares of Common Stock (as hereinafter defined) authorized for issuance pursuant to grants or the exercise of options and other rights under the 1998 Performance-Based Incentive Plan of CNB, Inc. (the "Plan") is 540,000, as adjusted for the 2-for-1 stock split of the Common Stock effective August 17, 1998. Shares registered hereunder include 540,000 shares of Common Stock issuable upon the grant and exercise of options under the Plan.

(2) Represents 14,000 shares of Common Stock which may be purchased at an exercise price of $7.00 per share upon the exercise of certain options granted under the Plan. 14,000 of such options have vested.

(3) Represents shares of Common Stock authorized for grants under the Plan that have not been allocated to an individual Plan participant.

(4)      Estimated solely for the purpose of determining the registration fee.

(5) Calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended.

         All per share information contained herein has been adjusted to reflect the 2-for-1 stock split effective August 17, 1998.

         This Registration Statement also includes such indeterminate number of additional shares of Common Stock as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Items 1 and 2.     Plan Information; Registrant Information
                   and Employee Plan Annual Information

                  The document(s) containing the information specified in the instructions to Part I of Form S-8 will be sent or given to employees of the Company as specified by Rule 428(b).


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

                  CNB, Inc. (the "Company") hereby incorporates by reference into this Registration Statement the following documents filed by the Company with the Securities and Exchange Commission (the "Commission"):

                  (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

                  (b) The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

                  (c)      The Company's Form 8-K filed August 10, 1998;

                  (d) The Company's Proxy Statement on Schedule 14A dated April 14, 1998;

                  (e) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the registrant document referred to in (a) above; and

                  (f) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

                  Not required.

Item 5.  Interests of Named Experts and Counsel

                  Not applicable.

Item 6.  Indemnification of Directors and Officers

                  The Articles of Incorporation, as amended, and the Second Amended and Restated Bylaws of the Company require the indemnification of directors and officers to the fullest extent permitted by law.

                  Subsection (1) of Section 607.0850 of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding (including any appeal thereof) if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  Subsection (2) of Section 607.0850 empowers a corporation to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in the preceding paragraph, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including appeals, provided that the person acted under the standards set forth in the preceding paragraph. However, no indemnification should be made for any claim, issue or matter as to which such person is adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

                  Subsection (3) provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or (2) of Section
607.0850 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

                  Subsection (4) provides that any indemnification under subsection (1) or (2) of Section 607.0850, unless determined by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or (2) of Section 607.0850. Such determination shall be made:

                  (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

                  (b) if such a quorum is not obtainable, or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

                  (c) by independent legal counsel:

                           (1) selected by the board of directors as prescribed
in paragraph (a) or the committee selected as prescribed in paragraph (b); or

                           (2) if no quorum of directors can be obtained under
paragraph (a) or no committee can be designated under paragraph (b), by a majority vote of the full board of directors (in which directors who are parties may participate); or

                  (d) by the shareholders by a majority vote of a quorum of shareholders who were not parties to such proceedings or, if no quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

                  Under subsection (6), expenses incurred by a director or officer in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to indemnification under Section 607.0850.

                  Subsection (7) states that indemnification and advancement of expenses provided under Section 607.0850 are not exclusive and empowers the corporation to make any other or further indemnification or advancement of expenses under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for actions in an official capacity and in other capacities while holding an office. However, a corporation cannot indemnify or advance expenses if a judgment or other final adjudication establishes that the actions or omissions to act of the director or officer were material to the adjudicated cause of action and the director or officer (a) violated criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) derived an improper personal benefit from a transaction, (c) was or is a director in a circumstance where the liability under Section 607.0834 (relating to unlawful distributions) applies, or (d) engaged in willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in right of the corporation to procure a judgment in its favor or in a proceeding by or in right of a shareholder.

                  Subsection (9) permits any director or officer who is or was a party to a proceeding to apply for indemnification or advancement of expenses, or both, to any court of competent jurisdiction and lists the determinations the court should make before ordering indemnification or advancement of expenses.

                  Subsection (12) permits a corporation to purchase and maintain insurance for a director or officer against any liability incurred in his official capacity or arising out of his status as such regardless of the corporation's power to indemnify him against such liability under Section 607.0850.

                  As allowed by Section 607.0850(12), the Company maintains liability insurance covering directors and officers.

Item 7.  Exemption from Registration Claimed

                  Not applicable.

Item 8.  Exhibits

                  The exhibits listed on the Exhibit Index on page II-8 of the Registration Statement have been previously filed, are filed herewith, will be filed by amendment, or are incorporated herein by reference to other filings.

Item 9.  Undertakings

                  (1) The Company hereby undertakes:

                           (a) To file, during any period in which offers or
sales of the securities registered hereunder are being made, a post-effective amendment to this Registration Statement:

                                    (i) To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities
Act");

                                    (ii) To reflect in the prospectus any facts
or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                                    (iii) To include any material information
with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                                    provided, however, that the undertakings
included in (1)(a)(i) and (1)(a)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                           (b) That, for the purpose of determining any
liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (c) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (2) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake City, State of Florida, on the 4th day of December, 1998.

                                     CNB, INC.


                                     By:   /s/ K.C. Trowell
                                        ---------------------------------------
                                           K.C. Trowell
                                           Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                                                Title                                     Date
---------                                                ------                                    ----

/s/ Audrey S. Bullard                                    Director                                  December 4, 1998
-----------------------------------------------
Audrey S. Bullard

                                                         Director                                  December 4, 1998
-----------------------------------------------
Raymon Land, Sr.


/s/ Marvin H. Pritchett                                  Director                                  December 4, 1998
-----------------------------------------------
Marvin H. Pritchett


/s/ William J. Streicher                                 Director                                  December 4, 1998
-----------------------------------------------
William J. Streicher


/s/ K.C. Trowell                                         Director                                  December 4, 1998
-----------------------------------------------
K.C. Trowell

                                                         Director                                  December 4, 1998
-----------------------------------------------
Thomas R. Andrews


/s/ Martha S. Williams                                   Senior Vice President and                 December 4, 1998
-----------------------------------------------          Chief Accounting Officer
Martha S. Williams


/s/ G. Thomas Frankland                                  Chief Financial Officer                    December 4, 1998
-----------------------------------------------
G. Thomas Frankland


                                  EXHIBIT INDEX



                                                                                   Pagination by Exhibit
Exhibit Number             Description                                             Sequential Numbering System
--------------             -----------                                             ---------------------------
4(a)                       Amended and Restated Articles of Incorporation of
                           CNB, Inc. (incorporated by reference to Exhibit 3.3
                           of the Company's Registration Statement No. 33-71082,
                           as amended on Form S-4 filed February 8, 1994).

4(b)                       Second Amended and Restated Bylaws of CNB, Inc.
                           (incorporated by reference to Exhibit 1(c) of the Company's Form 8-A No. 33-29695-A filed April 26,
                           1995).

5 Opinion of McGuire, Woods, Battle & Boothe, LLP, counsel for the Company, concerning the legality of the securities being registered.

23(a) Consent of Arthur Andersen LLP, independent certified public accountants.

23(b) Consent of McGuire, Woods, Battle & Boothe, LLP, counsel for the Company (included in Exhibit 5).

23(c) Consent of Osburn, Henning & Company, independent certified public accountants.

99                         1998 Performance-Based Incentive Plan of CNB, Inc.

